UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
February 21, 2013

ESP RESOURCES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-52506	98-0440762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9595 Six Pines Drive, Suite 6305, The Woodlands, Texas 77380
(Address of principal executive offices)

(337) 706-7056
Registrant's telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective February 15, 2013, ESP Resources, Inc. (the “Registrant” or the “Company”), through it’s wholly-owned subsidiary ESP Petrochemicals, Inc., a Louisiana corporation with a principal place of business located at 9595 Six Pines Drive, Suite 6305, The Woodlands, Texas 77380 (“ESP”), entered into a Reseller and License Agreement (the “Agreement”) with RGV Petroleum, LLC, a Texas limited liability company with a principal place of business at 1117 S 11/2 Street, McAllen, Texas 78501 (“RGV”).

Under the Agreement, ESP appointed RGV as an authorized reseller of certain ESP products (“Products”). ESP and RGV may, at their mutual discretion, enter into subsequent contracts (“Sales Contract” or “Sales Contracts”) for the distribution of Products for use on a particular physical location within the Estados Unidos Mexicanos (“Mexico”). Any and all Sales Contracts will expressly and clearly define the particular physical location intended for distribution therein (“Site”). Any sale of the Products by Reseller not within a Site pursuant to the effective Sales Contract must be mutually discussed and agreed upon in writing by both parties.

ESP granted RGV a limited license for the sole purpose of reselling the Products on behalf of ESP according to specifications provided and approved by ESP. Such license granted does not constitute a transfer, sale or conveyance of any ownership of any of ESP’s intellectual property or other proprietary rights whether or not protected, including without limitation any patents, copyrights, trade secrets, or other rights.

RGV will maintain the right to set the sales price of the Products at the authorized Sites, and has the right to appoint sub-dealers or distributors to carry out any of RGV’s obligations or responsibilities under the Agreement. ESP retained the right to increase prices on a quarterly basis provided there is a reasonable and justifiable reason for the increase.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Reseller and License Agreement dated February 15, 2013.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESP RESOURCES, INC.

Dated: February 21, 2013	By:	/s/ David Dugas
David Dugas
Chief Executive Officer

3